DREYFUS ALCENTRA GLOBAL CREDIT INCOME 2024 TARGET TERM FUND, INC.

Dear Stockholders,

This supplement provides updated information with respect to the Annual Meeting of Stockholders of Dreyfus Alcentra Global Credit Income 2024 Target Term Fund, Inc. (the “Fund”) to be held at the offices of The Dreyfus Corporation, 240 Greenwich Street, 10th Floor, New York, New York 10286, on Wednesday, June 12, 2019 (the “Annual Meeting”).

Effective May 8, 2019, Richard C. Rochon resigned as a Director of the Fund. In light of his resignation, Mr. Rochon, who was named as a nominee for election as a Class III Director of the Fund in the proxy statement for the Annual Meeting sent to stockholders on or about April 30, 2019 (the “Proxy Statement”), is removed as a nominee. While pursuant to the procedures outlined in the Proxy Statement, the Fund’s Board of Directors may nominate a substitute candidate for election to the Board, the Board has determined not to select a replacement nominee and has reduced the number of Directors comprising the entire Board of the Fund from seven to six members.

Any votes cast for Mr. Rochon will be disregarded and not counted. It is not necessary for you to re-vote your shares if you have already voted or obtain a new proxy card if you have not yet voted. Any stockholder of record who wants to re-vote or change a previously executed proxy may do so by following the instructions set forth in the Proxy Statement.

Except as described in this supplement, the information previously provided in the Proxy Statement continues to apply and should be considered in voting your shares.

By Order of the Board

Secretary
New York, New York
May 13, 2019

0822-BS0519